Exhibit (a)(1)(i)
OFFERING CIRCULAR

FORD MOTOR COMPANY
OFFER TO PAY A PREMIUM FOR CONVERSION OF
ANY AND ALL OF ITS OUTSTANDING
4.25% SENIOR CONVERTIBLE NOTES DUE DECEMBER 15, 2036
(CUSIP No. 345370CF5)
INTO SHARES OF FORD MOTOR COMPANY COMMON STOCK

Upon the terms and subject to the conditions set forth in this offering circular and the accompanying letter of transmittal, we are offering to exchange any and all of our outstanding 4.25% Senior Convertible Notes due December 15, 2036, which we refer to herein as the convertible notes. For each $1,000 principal amount of the convertible notes, we are offering to exchange the following “exchange offer consideration”:

•	108.6957 shares of our common stock, par value $0.01 per share (the “common stock”); plus

•	a cash payment of $80.00 (the “cash premium”); and

•	accrued and unpaid interest to, but excluding, the settlement date, which amount is expected to be approximately $13.34, payable in cash (the “accrued and unpaid interest”).

The convertible notes are currently convertible into shares of our common stock at a conversion rate of 108.6957 shares per $1,000 principal amount of convertible notes, or a conversion price of approximately $9.20 per share of common stock. The exchange offer allows current holders of convertible notes to receive the same number of shares of our common stock as they would receive upon conversion of the convertible notes pursuant to the conversion terms of the convertible notes, plus the cash premium and the accrued and unpaid interest. We will not issue fractional shares, and will instead pay cash for each fractional share, based on the market price of our common stock on the last business day before the expiration date (as defined below). The cash component of the exchange offer consideration will be rounded to the nearest whole cent.

The offer will expire at 9:00 a.m., New York City time, on April 3, 2009 (the “expiration date”), unless extended or earlier terminated by us. You must validly tender your convertible notes for exchange in the exchange offer on or prior to the expiration date to receive the exchange offer consideration. You should carefully review the procedures for tendering convertible notes beginning on page 24 of this offering circular. You may withdraw convertible notes tendered in the exchange offer at any time prior to 9:00 a.m. New York City time on the expiration date.

The exchange offer is subject to the conditions discussed under “Terms of the Exchange Offer—Conditions of the Exchange Offer.” The exchange offer is not conditioned on any minimum aggregate principal amount of convertible notes being tendered.

As of February 27, 2009, $4.88 billion aggregate principal amount of convertible notes was outstanding. The convertible notes are not listed for trading on any national securities exchange. Our common stock is traded on the New York Stock Exchange under the symbol “F.” The last reported sale price of our common stock on March 3, 2009, was $1.81 per share. The shares of our common stock to be issued in the exchange offer have been approved for listing on the New York Stock Exchange.

We urge you to carefully read the “Risk Factors” section of this offering circular beginning on page 14 before you make any decision regarding the exchange offer.

You must make your own decision whether to tender convertible notes in the exchange offer, and, if so, the amount of convertible notes to tender. Neither we, the information agent, the exchange agent nor any other person is making any recommendation as to whether or not you should tender your convertible notes for exchange in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or these securities or determined if this offering circular is truthful or complete. Any representation to the contrary is a criminal offense.

The exchange agent for this offer is Computershare, Inc. and the information agent is Georgeson Inc.

THE DATE OF THIS OFFERING CIRCULAR IS MARCH 4, 2009

TABLE OF CONTENTS

Page

Forward-Looking Statements	ii
Available Information	ii
Documents Incorporated by Reference	iii
Summary	1
Questions and Answers About the Exchange Offer	9
Risk Factors	14
Use of Proceeds	18
Capitalization of Ford	18
Selected Consolidated Financial and Operating Data	19
Price Range of Ford Common Stock and Ford’s Dividend Policy	21
Terms of the Exchange Offer	22
Comparison of Rights of Holders of Convertible Notes and Holders of Ford Common Stock	32
Description of Ford Capital Stock	33
Material U.S. Federal Income Tax Considerations	36
Interests of Directors and Officers	40
Information Agent	40
Exchange Agent	40
Miscellaneous	41

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this offering circular is accurate only as of the date of this offering circular or the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

i

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in “Item 1A—Risk Factors” and “Item 7—Management’s Discussion of and Analysis of Financial Condition and Results of Operations—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated herein by reference.

We cannot be certain that any expectations, forecasts, or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

AVAILABLE INFORMATION

We currently file reports and other information with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such reports and other information (including the documents incorporated by reference into this offering circular) may be inspected and copied at the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its Washington address. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies like Ford that file electronically with the SEC.

Copies of the materials referred to in the preceding paragraph, as well as copies of this offering circular and any current amendment or supplement to the exchange offer, may also be obtained from the information agent at its address set forth on the back cover of this offering circular.

ii

DOCUMENTS INCORPORATED BY REFERENCE

The following documents we filed with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Current Reports on Form 8-K filed January 5, 2009, February 3, 2009 and March 3, 2009;

•	2008 Proxy Statement filed on April 4, 2008; and

•	The description of our common stock contained in Form 8-A filed on July 27, 2000 and any amendment or report filed under the Exchange Act for the purpose of updating such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this offering circular and before the expiration date shall be deemed to be incorporated by reference in and made a part of this offering circular from the date of filing such documents. In no event, however, will any of the information that we disclose under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise be included in, this offering circular.

Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this offering circular to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this offering circular and a copy of any or all other contracts or documents which are referred to in this offering circular. Requests should be directed to:

Ford Motor Company
Attention: Investor Relations Department
One American Road, Dearborn, MI 48126
Telephone number: 800-555-5259 or 313-845-8540

iii

SUMMARY

This summary highlights certain significant aspects of our business contained elsewhere or incorporated by reference in this offering circular. As a result, it does not contain all of the information that you should consider before making a decision as to whether or not to participate in the exchange offer. You should carefully read this entire offering circular and the documents incorporated into it by reference, including the “Risk Factors” section and the financial data and related notes, before making your decision. Except as otherwise specified, the words “Ford,” the “Company,” “we,” “our,” “ours” and “us” refer to Ford Motor Company and its subsidiaries and “common stock” refers to our common stock, $0.01 par value per share.

Ford Motor Company

Ford Motor Company was incorporated in Delaware in 1919. We acquired the business of a Michigan company, also known as Ford Motor Company, that had been incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. We are one of the world’s largest producers of cars and trucks. We and our subsidiaries also engage in other businesses, including financing vehicles. Our headquarters are located at One American Road, Dearborn, Michigan 48126, and our telephone number is (313) 322-3000. Our website address is www.ford.com. Material contained on our website is not part of and is not incorporated by reference in this offering circular.

We review and present our business results in two sectors: Automotive and Financial Services. Our Automotive and Financial Services segments as of December 31, 2008 are described in the table below:
Business Sector	Reportable Segments*	Description
Automotive:	Ford North America
Primarily includes the sale of Ford, Lincoln and Mercury brand vehicles and related service parts in North America (the United States, Canada and Mexico), together with the associated costs to design, develop, manufacture and service these vehicles and parts, as well as the sale of Mazda6 vehicles produced by Ford’s consolidated subsidiary AutoAlliance International, Inc.

	Ford South America	Primarily includes the sale of Ford-brand vehicles and related service parts in South America, together with the associated costs to design, develop, manufacture and service these vehicles and parts.
Ford Europe
Primarily includes the sale of Ford-brand vehicles and related service parts in Europe, Turkey and Russia, together with the associated costs to design, develop, manufacture and service these vehicles and parts.

Volvo
Primarily includes the sale of Volvo brand vehicles and related service parts throughout the world (including Europe, North and South America, and Asia Pacific Africa), together with the associated costs to design, develop, manufacture and service these vehicles and parts.

Ford Asia Pacific Africa
Primarily includes the sale of Ford-brand vehicles and related service parts in the Asia Pacific region and South Africa, together with the associated costs to design, develop, manufacture and service these vehicles and parts.

Financial Services:	Ford Motor Credit Company	Primarily includes vehicle-related financing, leasing and insurance.

	Other Financial Services	Includes a variety of businesses including holding companies, real estate and the financing and leasing of some Volvo vehicles in Europe.
_________________
*
As reported in our Quarterly Report on Form 10-Q for the period ended June 30, 2008, we sold Jaguar and Land Rover effective June 2, 2008. Also, during the fourth quarter of 2008 we sold a portion of our equity in Mazda, reducing our ownership percentage from approximately 33.4% to approximately 13.78%. Accordingly, beginning with the first quarter of 2009 we account for our interest in Mazda as marketable securities and no longer report Mazda as an operating segment.

Description of the Transactions

We and Ford Motor Credit Company LLC (“Ford Credit”), our indirect, wholly owned subsidiary, are working with all of our stakeholders to ensure that we remain competitive with others in our industry and can operate profitably at the current demand and changing model mix. Our principal domestic competitors are required, under the terms of their government-sponsored restructurings, to seek to reduce their public unsecured debt by two-thirds, reduce the cash expense associated with their voluntary employees beneficiary association, or VEBA, by half, and achieve parity in their labor costs with the U.S. operations of non-domestic automobile manufacturers. We are committed to remaining competitive with our competitors, including any domestic competitors that are successful in achieving their government-sponsored restructuring requirements. We are conducting this offer, and the related transactions, as part of a significant step towards achieving this objective.

In order to achieve our objective, we and the United Auto Workers Union ( “UAW”) have previously announced tentative agreements that, if ratified, will allow us to reduce our hourly labor costs and provide us with the option to use common stock to pay up to 50 percent of our future cash payment obligations to the VEBA health care trust under the settlement agreement referred to below. We will provide more details about the agreements following the ratification process.

Both the operating-related and VEBA-related agreements would be conditioned on, among other things, our pursuing restructuring actions with other stakeholders, including meaningful debt reduction over time consistent with requirements applicable to our domestic competitors under their government-sponsored restructurings. The VEBA-related tentative agreement, which would modify the existing Settlement Agreement dated March 28, 2008 among us, the UAW and class representatives of former UAW-represented Ford employees, relating to retiree health care obligations, also would be subject to final court approval and other conditions.

The purpose of this exchange offer is to exchange any and all of our outstanding convertible notes for a combination of cash and shares of our common stock under the terms set forth in this offering circular. Concurrently with this exchange offer,

•	Ford Credit is offering to purchase for $1.3 billion in cash certain of our unsecured and non-convertible debt; and

•	Ford Credit is commencing a separate $500 million cash offer for our secured term loans.

This exchange offer is not contingent on the completion of the above-mentioned transactions (together, with the exchange offer, the “Transactions”).

In addition, we announced that we intend to elect to defer future interest payments, beginning with the payment date on April 15, 2009, on our 6.50% Junior Subordinated Convertible Debentures due January 15, 2032 as permitted by the terms of the Debentures, which will result in the deferral of the quarterly distributions, beginning with the payment date on April 15, 2009, on the 6.50% Cumulative Convertible Trust Preferred Securities (liquidation preference $50.00 per preferred security) of Ford Motor Company Capital Trust II for a corresponding period.

The exchange offer is being made as part of a plan to improve our consolidated balance sheet and capital structure by decreasing our outstanding consolidated debt and significantly reducing our annual interest expense. We are making this offer because the improvements to our capital structure as a result of the efforts to reduce our debt, along with our ongoing operational improvements, will contribute significantly to restoring our long-term financial stability. Additionally, if the Transactions are successful and we successfully implement our operating plan, they ultimately could impact our credit ratings favorably. We plan to retire the convertible notes we accept for exchange in the exchange offer. See “Purpose of the Exchange Offer.”

To the extent that any of the cash offered in any of the Transactions is not utilized either because such offer is not completed, or is completed but not fully subscribed, we may apply such remaining cash to the repurchase of our other debt, through tender offers, exchange offers, privately negotiated transactions, open market purchases or otherwise.

Purpose of the Exchange Offer

The purpose of this exchange offer is to acquire our outstanding convertible notes. This exchange offer is being made as part of a plan to decrease our outstanding debt and reduce annual interest expense. See “—Description of the Transactions.” All convertible notes acquired by us pursuant to the exchange offer will be retired. See “Terms of the Exchange Offer—Purpose and Background of the Exchange Offer.”

Sources of Payment of the Exchange Offer Consideration

We will use cash on hand to fund the cash premium and the accrued and unpaid interest. The shares of our common stock to be issued in the exchange offer are available from our authorized but unissued shares of common stock.

Summary Terms of the Exchange Offer

The following summary is provided solely for the convenience of holders of convertible notes. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this offering circular. Holders of convertible notes are urged to read this offering circular in its entirety.

Offeror	Ford Motor Company, a Delaware corporation (“Ford”).

Securities Subject to the Exchange Offer
Any and all of our outstanding 4.25% Senior Convertible Notes due December 15, 2036 (the “convertible notes”). As of the date of this offering circular, $4.88 billion aggregate principal amount of convertible notes are outstanding.

The Exchange Offer
We are offering to exchange, upon the terms and subject to the conditions set forth in this offering circular, any and all of our outstanding convertible notes for a combination of cash and shares of our common stock.

Exchange Offer Consideration
Upon the terms and subject to the conditions set forth in this offering circular and in the related letter of transmittal, for each $1,000 principal amount of outstanding convertible notes, we are offering to exchange the following “exchange offer consideration”:

•      108.6957 shares of our common stock; plus
•      a cash payment of $80.00 (the “cash premium”); and
•      accrued and unpaid interest to, but excluding, the settlement date (as defined below), which amount is expected to be approximately $13.34 payable in cash (the “accrued and unpaid interest”).

The cash component of the exchange offer consideration will be rounded to the nearest whole cent.

The convertible notes currently are convertible at a rate of 108.6957 shares of common stock for each $1,000 principal amount of convertible notes, which is equivalent to a conversion price of approximately $9.20 per share of our common stock. The exchange offer allows current holders of convertible notes to receive the same number of shares of our common stock as they would receive upon conversion of the convertible notes pursuant to the conversion terms of the convertible notes, plus the cash premium and the accrued and unpaid interest.

We will not issue fractional shares of our common stock in the exchange offer, and cash will be paid in lieu of any fractional shares. See “Terms of the Exchange Offer—Fractional Shares.”

Expiration Date
The exchange offer will expire at 9:00 a.m., New York City time, on April 3, 2009, unless extended or earlier terminated by us. If a broker, dealer, commercial bank, trust company or other nominee holds your convertible notes, such nominee may have an earlier deadline for accepting the offer. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your convertible notes to determine its deadline.

Settlement Date
The settlement date in respect of any convertible notes that are validly tendered prior to the expiration date is expected to be promptly following the expiration date and is anticipated to be April 8, 2009. See “Terms of the Exchange Offer—Settlement Date.”

Acceptance of Tendered
Convertible Notes and Payment
Upon the terms of the exchange offer and upon satisfaction or waiver of the conditions to the offer specified herein under “Terms of the Exchange Offer—Conditions of the Exchange Offer,” we will (a) accept for purchase convertible notes in minimum denominations of $1,000 and integral multiples thereof, validly tendered (or defectively tendered, if we have waived such defect) and not validly withdrawn, and (b) promptly pay the exchange offer consideration, on the settlement date for all convertible notes accepted for purchase.

Payment of the exchange offer consideration with respect to convertible notes accepted for purchase in the offer that are validly tendered and not validly withdrawn before 9:00 a.m., New York City time, on the expiration date, will be made on the settlement date.

We reserve the right, subject to applicable law, to waive any and all conditions to the offer, extend or terminate the offer or otherwise amend the offer.

Conditions of the Exchange Offer
Our obligation to accept for exchange convertible notes validly tendered and not validly withdrawn is subject to, and conditioned upon, the satisfaction of, or where applicable, the waiver of,  the conditions described in “Terms of the Exchange Offer—Conditions of the Exchange Offer.”

The exchange offer is not conditioned upon any minimum principal amount of convertible notes being tendered or consummation of the Transactions.

How to Tender Convertible Notes
If your convertible notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that registered holder promptly and instruct him, her or it to tender your convertible notes on your behalf.

If you are a Depository Trust Company (“DTC”) participant, to participate in the exchange offer you must either:

•     electronically transmit your acceptance through DTC’s Automated Tender Offer Program system (“ATOP”); or
•     complete, sign and mail a letter of transmittal to the exchange agent prior to the expiration date.

See “Terms of the Exchange Offer—Procedures for Tendering.” Also see “Risk Factors.”

For further information on how to tender convertible notes, call the exchange agent at the telephone number set forth on the back cover of this offering circular or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Use of Proceeds	We will not receive any proceeds from the tender of convertible notes in the exchange offer.

No Appraisal Rights	No appraisal or dissenters’ rights are available to holders of the convertible notes under applicable law in connection with the exchange offer.

Withdrawal and Revocation Rights
You may withdraw any convertible notes tendered in the exchange offer at any time prior to 9:00 a.m., New York City time, on April 3, 2009. If we decide for any reason not to accept any convertible notes tendered for exchange, the convertible notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. Any withdrawn or unaccepted convertible notes will be credited to the tendering holder’s account at DTC.

For further information regarding the withdrawal of tendered convertible notes, see “Terms of the Exchange Offer—Withdrawal of Tenders.”

Risk Factors
You should consider carefully in its entirety all of the information set forth in this offering circular, as well as the information incorporated by reference in this offering circular, and, in particular, you should evaluate the specific factors set forth in the section of this offering circular entitled “Risk Factors” before deciding whether to participate in the exchange offer.

Material U.S. Federal Income Tax
Considerations
The exchange should be treated as a recapitalization for United States federal income tax purposes. Accordingly, you should not recognize loss but may recognize gain on the exchange for federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Untendered Convertible Notes
Convertible notes not exchanged in the exchange offer will remain outstanding after consummation of the exchange offer and will continue to accrue interest in accordance with their terms. If a sufficiently large aggregate principal amount of convertible notes does not remain outstanding after the exchange offer, the trading market for the remaining outstanding principal amount of convertible notes may be less liquid.

On or after December 20, 2016, the convertible notes will be subject to optional redemption in full by us. Holders of convertible notes who do not tender their convertible notes in the exchange offer and who do not convert their convertible notes into shares of our common stock, pursuant to the terms of the convertible notes prior to December 20, 2016, may lose the ability to receive common stock upon conversion of their convertible notes.

Market; Trading
The convertible notes are not listed for trading on any national securities exchange.

Our common stock is traded on the New York Stock Exchange under the symbol “F.” The last reported sale price of our common stock on March 3, 2009 was $1.81 per share. The shares of our common stock to be issued in the exchange offer have been approved for listing on the New York Stock Exchange.

Brokerage Commissions
No brokerage commissions are payable by the holders of the convertible notes to the information agent, the exchange agent or us. If your convertible notes are held through a broker or other nominee who tenders the convertible notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See “Terms of the Exchange Offer.”

Information Agent
Georgeson Inc. is the information agent for the exchange offer. Its address and telephone number are set forth on the back cover of this offering circular. See the section of this offering circular entitled “Information Agent.”

Exchange Agent
Computershare, Inc. is the exchange agent for the exchange offer. Its address and telephone number are set forth on the back cover of this offering circular. See the section of this offering circular entitled “Exchange Agent.”

Further Information
If you have questions regarding the procedures for tendering convertible notes in the exchange offer or require assistance in tendering your convertible notes, please contact the information agent. If you would like additional copies of this offering circular, our annual, quarterly, and current reports, proxy statement and other information that is incorporated by reference in this offering circular, please contact either the information agent or our Investor Relations Department. The contact information for our Investor Relations Department is set forth in the section of this offering circular entitled “Documents Incorporated by Reference.” The contact information for the information agent is set forth on the back cover of this offering circular. Holders of convertible notes may also contact their brokers, dealers, commercial banks, trust companies or other nominees through whom they hold their convertible notes with questions and requests for assistance.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of our convertible notes are highlights of selected information included elsewhere or incorporated by reference in this offering circular. To fully understand the exchange offer and the other considerations that may be important to your decision about whether to participate in it, you should carefully read this offering circular in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this offering circular. See “Available Information” and “Documents Incorporated by Reference.”

Why is Ford making the exchange offer?

We are making the exchange offer as part of a plan to improve our consolidated balance sheet and capital structure by decreasing our outstanding consolidated debt and significantly reducing our annual interest expense. See “Summary—Description of the Transactions” for a discussion of other actions being taken to reduce our debt and interest expense. We are making this offer because the improvements to our capital structure as a result of the efforts to reduce our debt, along with our ongoing operational improvements, will contribute significantly to restoring our long-term financial stability. We should benefit from higher credit ratings if and as we demonstrate stronger cost competitive performance and operating cash flow. We should also realize improved market access and reduced borrowing costs and spreads over time as an additional benefit. We will retire the convertible notes that are validly tendered and accepted pursuant to the exchange offer.

The exchange offer allows current holders of convertible notes to receive the same number of shares of our common stock as they would receive upon conversion of their convertible notes pursuant to the conversion terms of the convertible notes plus the cash premium and the accrued and unpaid interest.

What aggregate principal amount of convertible notes is being sought in the exchange offer?

We are offering shares of our common stock, the cash premium, and the accrued and unpaid interest in exchange for any and all of our outstanding convertible notes. As of the date of this offering circular, $4.88 billion aggregate principal amount of convertible notes was outstanding.

What will I receive in the exchange offer if I tender my convertible notes and they are accepted?

For each $1,000 principal amount of convertible notes that you validly tender as part of the exchange offer and we accept for exchange, you will receive the following exchange offer consideration:

•	108.6957 shares of our common stock; plus

•	a cash payment of $80.00; and

•	accrued and unpaid interest to, but excluding, the settlement date, which is expected to be approximately $13.34 payable in cash.

The cash component of the exchange offer consideration will be rounded to the nearest whole cent.

We will not issue fractional shares of common stock upon exchange of the convertible notes in the exchange offer. Instead, we will pay cash for all fractional shares based upon the closing price per share of our common stock on the business day immediately preceding the expiration date. See “Terms of the Exchange Offer—Fractional Shares.”

Your right to receive the exchange offer consideration in the exchange offer is subject to all of the conditions set forth in this offering circular and the related letter of transmittal.

How will Ford fund the cash portion of the exchange offer consideration?

We will use cash on hand to fund the cash premium and the accrued and unpaid interest.

Do I have a choice in whether to tender my convertible notes?

Yes. Holders of convertible notes are not required to tender their convertible notes pursuant to this exchange offer. All rights and obligations under the indenture pursuant to which the convertible notes were issued will continue with respect to those convertible notes that remain outstanding after the expiration date.

May I tender only a portion of the convertible notes that I hold?

Yes. You do not have to tender all of your convertible notes to participate in the exchange offer. You may choose to tender in the exchange offer all or any portion of the convertible notes that you hold in $1,000 minimum denominations.

Will the common stock received by tendering holders of convertible notes be freely tradable?

This exchange offer is being made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the Staff of the SEC, shares of our common stock received in exchange for the convertible notes tendered pursuant to this offer will not be restricted securities for purposes of the Securities Act and will be tradable without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act) because the convertible notes were originally issued in an offering registered with the SEC. Shares of our common stock issued pursuant to this exchange offer to a holder of convertible notes who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 of the Securities Act, and the holding period of convertible notes tendered by such recipients can be tacked to the shares of common stock received in exchange for the convertible notes for the purpose of satisfying the holding period requirements of Rule 144.

Will the common stock to be issued in the exchange offer be listed for trading?

Yes. The shares of our common stock to be issued in the exchange offer have been approved for listing on the New York Stock Exchange under the symbol “F.” For more information regarding the market for our common stock, see the section of this offering circular entitled “Price Range of Ford Common Stock and Ford’s Dividend Policy.”

How does the amount of consideration that I will receive if I validly tender convertible notes in the exchange offer compare to the amount of common stock that I would otherwise receive upon conversion of my convertible notes?

If you do not participate in the exchange offer, you will continue to be able to voluntarily convert your convertible notes into shares of common stock based on a conversion rate (subject to adjustment) of 108.6957 shares of common stock per $1,000 principal amount of convertible notes, which is equivalent to a conversion price of approximately $9.20 per share of our common stock.

If you validly tender convertible notes in the exchange offer and we accept them for conversion, you will be entitled to receive, per $1,000 principal amount of convertible notes, (a) 108.6957 shares of common stock; (b) the cash premium of $80.00; and (c) accrued and unpaid interest to, but excluding, the settlement date of $13.34. See “Terms of the Exchange Offer—Exchange Offer Consideration.”

What other rights will I lose if I exchange my convertible notes in the exchange offer?

If you validly tender your convertible notes and we accept them for exchange, you will lose the rights of a holder of convertible notes. For example, you would lose the right to receive semi-annual interest payments and the principal payment. You would also lose your rights as our creditor. See “Comparison of Rights of Holders of Convertible Notes and Holders of Ford Common Stock.”

If the exchange offer is consummated and I do not participate in the exchange offer or I do not exchange all of my convertible notes in the exchange offer, how will my rights and obligations under my remaining outstanding convertible notes be affected?

The terms of your convertible notes, if any, that remain outstanding after the consummation of the exchange offer will not change as a result of the exchange offer. However, if a sufficiently large aggregate principal amount of convertible notes does not remain outstanding after the exchange offer, the trading market for the remaining outstanding principal amount of convertible notes may be less liquid. See “Risk Factors—Risks Related to Holding Convertible Notes after the Exchange Offer.”

When does the exchange offer expire?

Unless earlier terminated by us, the exchange offer will expire at 9:00 a.m., New York City time, on April 3, 2009, or at such other time if this date is extended by us. Convertible notes tendered may be validly withdrawn at any time before 9:00 a.m., New York City time, on the expiration date, but not thereafter. If a broker, dealer, commercial bank, trust company or other nominee holds your convertible notes, such nominee may have an earlier deadline for accepting the exchange offer. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your convertible notes to determine its deadline.

What are the conditions to the exchange offer?

The exchange offer is conditioned upon the closing conditions described in “Terms of the Exchange Offer—Conditions of the Exchange Offer.” The exchange offer is not conditioned upon any minimum principal amount of convertible notes being tendered or consummation of the Transactions. We may waive certain conditions of this exchange offer. If any of the conditions are not satisfied or waived, we will not complete the exchange offer.

What if not enough convertible notes are tendered?

The exchange offer is not conditioned upon any minimum principal amount of convertible notes being tendered or consummation of the Transactions. If less than all of the convertible notes are validly tendered, all convertible notes tendered will be accepted and the exchange offer consideration per $1,000 principal amount of convertible notes will be paid to all tendering holders, unless we terminate the offer. See “Terms of the Exchange Offer.”

Is Ford making a recommendation regarding whether I should participate in the exchange offer?

We are not making any recommendation regarding whether you should tender or refrain from tendering your convertible notes for exchange in the exchange offer. Accordingly, you must make your own determination as to whether to tender your convertible notes for exchange in the exchange offer and, if so, the amount of convertible notes to tender. Before making your decision, we urge you to read this offering circular carefully in its entirety, including the information set forth in the section of this offering circular entitled “Risk Factors,” and the other documents incorporated by reference in this offering circular. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Under what circumstances can the exchange offer be extended, amended or terminated?

We reserve the right to extend the exchange offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the exchange offer in any respect prior to the expiration date of the exchange offer. Further, we may be required by law to extend the exchange offer if we make a material change in the terms of the exchange offer or in the information contained in this offering circular or waive a material condition to the exchange offer. During any extension of the exchange offer, convertible notes that were previously tendered and not validly withdrawn will remain subject to the exchange offer. We reserve the right, in our sole and absolute discretion, but subject to applicable law, to terminate the exchange offer at any time prior to the expiration date, including if any condition to the exchange offer is not met. If the exchange offer is terminated, no convertible notes will be accepted for purchase, and any convertible notes that have been tendered will be returned to the holder. For more information regarding our right to extend, amend or terminate the exchange offer, see “Terms of the Exchange Offer—Expiration Date; Extensions, Termination; Amendments.”

How will I be notified if the exchange offer is extended, amended or terminated?

If the exchange offer is extended, amended or terminated, we will promptly make a public announcement thereof. For more information regarding notification of extensions, amendments or the termination of the exchange offer, see “Terms of the Exchange Offer—Expiration Date; Extensions; Termination; Amendments.”

How do I tender convertible notes in the exchange offer?

The convertible notes are represented by a global certificate registered in the name of DTC or its nominee (which we refer to in this offering circular as the “depository,” or DTC). DTC is the only registered holder of the convertible notes. DTC facilitates the clearance and settlement of transactions in the convertible notes through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

A beneficial owner whose convertible notes are held by a broker, dealer, commercial bank, trust company or other nominee and who desires to tender such convertible notes in this exchange must contact its nominee and instruct the nominee to tender its convertible notes on its behalf.

To participate in the exchange offer, a DTC participant must electronically submit its acceptance through DTC’s ATOP system or complete, sign and mail or transmit the letter of transmittal to the exchange agent prior to the expiration date.

To properly tender convertible notes, the exchange agent must receive, prior to the expiration date, either:

•
a timely confirmation of book-entry transfer of such convertible notes and a properly completed letter of transmittal according to the procedure for book-entry transfer described in this offering circular; or

•	an agent’s message through ATOP of DTC.

For more information regarding the procedures for tendering your convertible notes, see “Terms of the Exchange Offer—Procedures for Tendering.”

If I change my mind, can I withdraw my tender of convertible notes?

You may withdraw previously tendered convertible notes at any time until the exchange offer has expired at 9:00 a.m., New York City time, on April 3, 2009, unless extended by us. See “Terms of the Exchange Offer—Withdrawal of Tenders.”

Will I have to pay any fees or commissions if I tender my convertible notes?

Tendering holders are not obligated to pay brokerage fees or commissions to us or to the information agent or the exchange agent. If your convertible notes are held through a broker or other nominee who tenders the convertible notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See “Terms of the Exchange Offer.”

What risks should I consider in deciding whether or not to tender any or all of my convertible notes?

In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties pertaining to the exchange offer, and those affecting our businesses, described in this section “Questions and Answers About the Exchange Offer,” in the section entitled “Risk Factors” and in the documents incorporated by reference in this offering circular.

What are the material U.S. federal income tax considerations of participating in the exchange offer?

Please see the section of this offering circular entitled “Material U.S. Federal Income Tax Considerations.” The tax consequences to you of the exchange offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax considerations of participating in the exchange offer.

How will the exchange offer affect the trading market for the convertible notes that are not exchanged?

The convertible notes are not listed on any national securities exchange and there is no established trading market for the notes. If a sufficiently large aggregate principal amount of the convertible notes does not remain outstanding after the exchange offer, the trading market for the remaining outstanding convertible notes may become less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in the convertible notes. In such an event, your ability to sell your convertible notes not tendered in the exchange offer may be impaired. See “Risk Factors.”

What is the impact of the exchange offer to Ford’s earnings per share?

On an on-going basis, we will no longer incur interest expense related to the convertible notes that are validly tendered and accepted for conversion, favorably impacting our earnings per share. At the same time, as a result of the exchange of the convertible notes, the number of outstanding shares of our common stock will increase, negatively impacting our earnings per share. Assuming all of the outstanding convertible notes are validly tendered and accepted for conversion, we would have a full-year improvement of about $208 million to our Income/(loss) from continuing operations (excluding the amortization of discount and deferred charges) and the number of outstanding shares of our common stock would increase by about 531 million shares.

We will incur a one-time loss associated with the cash premium paid, offset by a gain related to the extinguishment of the debt for the second quarter of 2009. Assuming all of the outstanding convertible notes are validly tendered and accepted for conversion, the net pre-tax gain is estimated to be $1.7 billion, based on the February 27, 2009 market price (i.e., closing trading price on the New York Stock Exchange) of our common stock of $2.00. This one-time gain will positively impact our second quarter 2009 earnings per share.

How many shares of Ford common stock will be outstanding assuming conversion of all of the convertible notes pursuant to this exchange offer?

As of February 27, 2009, there were 2,325 million shares of our common stock outstanding. If all of the outstanding convertible notes are tendered and accepted for conversion in accordance with this exchange offer, there would be an aggregate of approximately 2,856 million shares of our common stock outstanding.

What does Ford intend to do with the convertible notes that it acquires in the exchange offer?

Any convertible notes that are validly tendered and accepted for exchange pursuant to the exchange offer will be retired and cancelled. See “Terms of the Exchange Offer—Purpose and Background of the Exchange Offer.”

Are any convertible notes held by Ford directors or officers?

No. To our knowledge, none of our directors or executive officers beneficially holds convertible notes.

Will Ford receive any cash proceeds from the exchange offer?

No. We will not receive any cash proceeds from the exchange offer.

With whom may I talk if I have questions about the exchange offer?

If you have questions regarding the procedures for tendering in the exchange offer or require assistance in tendering your convertible notes, please contact the information agent at the number listed below and on the back cover of this offering circular. If you would like additional copies of this offering circular, our annual, quarterly, and current reports, proxy statement or other information that are incorporated by reference in this offering circular, please contact either the information agent or our Investor Relations Department. The contact information for our Investor Relations Department is set forth in the section of this offering circular entitled “Incorporation by Reference.” The contact information for the information agent is set forth on the back cover of this offering circular. Holders of convertible notes may also contact their brokers, dealers, commercial banks, trust companies or other nominees through whom they hold their convertible notes with questions and requests for assistance.

RISK FACTORS

Ownership of our common stock and the convertible notes involves risks. You should carefully consider the risks described below and the other information in this offering circular, including the information incorporated by reference in this offering circular, before making a decision on whether to participate in the exchange offer. The risks and uncertainties described below are not the only ones involved in owning our common stock or convertible notes. Additional risks and uncertainties not presently known to us or that we presently deem insignificant may also affect the value of our common stock or convertible notes. Should one or more of any of these risks come to fruition, our business, financial condition or results of operations could be materially adversely affected. This could cause a decline in the trading price of our common stock and/or the outstanding convertible notes, and you may lose all or part of your investment.

Risks Related to Participating in the Exchange Offer

By tendering convertible notes, you will lose the rights associated with those convertible notes.

If you validly tender convertible notes in the exchange offer and we accept them for conversion, you will lose your rights as a holder of convertible notes, including, without limitation, your right to future interest and principal payments with respect to the convertible notes. You will also cease to be a creditor of the Company. See “Comparison of Rights of Holders of Convertible Notes and Holders of Ford Common Stock.”

We may not resume paying dividends on our common stock in the foreseeable future.

Our Board of Directors has not declared dividends on our common stock or Class B Stock since the third quarter of 2006. Furthermore, our senior secured credit facility contains a covenant restricting us from paying dividends (other than dividends payable solely in stock) on our common stock and Class B Stock. As a result, it is unlikely that we will pay any dividends on our common stock in the foreseeable future. In any event, the declaration and payment of future dividends by our Board of Directors will be dependent upon our earnings and financial condition, economic and market conditions and other factors deemed relevant by the Board of Directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

The volatility of the price of our common stock likely could be greater than that of the convertible notes.

The market price of our common stock can be subject to significant fluctuations due to a variety of factors, including those related to our business referred to below and in the documents incorporated by reference into this offering circular. Although these factors are likely to also affect the price of the convertible notes, as described below, the impact on those securities might be less due to the fact that their price also is a function of the general level of interest rates and our credit quality. In addition, sales of a substantial number of shares of our common stock in the public market, or the perception that a large number of shares is available, could affect the prevailing market price of our common stock. In addition to the adverse effect a price decline could have on holders of our common stock, such a decline would also impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

All of our debt obligations will have priority over our common stock with respect to payment in the event of a liquidation or bankruptcy.

Upon any voluntary or involuntary liquidation or bankruptcy of Ford, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy until after our obligations to our debt holders (secured and unsecured) have been satisfied.

We cannot assure you that the other Transactions will occur.

This offer is part of a larger group of Transactions under which we are seeking to reduce our debt and our operating expenses and which we believe over time will enhance our equity value. However, the exchange offer is not conditioned upon consummation of any of the Transactions. Accordingly, if you tender and receive common stock, we cannot assure you that we will be able to achieve our objectives with respect to the Transactions, and any failure to do so could adversely affect the price of our common stock.

Risks Related to Holding Convertible Notes after the Exchange Offer

The market for the convertible notes that remain outstanding after the exchange offer may become less liquid following the exchange offer.

If a sufficiently large number of convertible notes do not remain outstanding after the exchange offer, the trading market for the remaining outstanding convertible notes may be less liquid and market prices may fluctuate significantly depending on the volume of trading in convertible notes. Furthermore, a security with a smaller float may command a lower price and trade with greater volatility or much less volume than would a comparable security with a greater float. This decreased liquidity may also make it more difficult for holders of convertible notes that are not tendered in the exchange offer to sell their convertible notes.

If you do not participate in the exchange offer, your convertible notes will continue to be subject to our right to redeem the convertible notes, subject to certain restrictions.

Subject to restrictions under our secured credit agreement, we may, at our option, redeem the outstanding convertible notes at any time on or after December 20, 2016. The redemption price would be equal to 100% of the principal amount of the convertible notes, plus accrued and unpaid distributions to the redemption date.

The conversion rate of the convertible notes that remain outstanding after the exchange offer may not be adjusted for all dilutive events.

The conversion rate of the convertible notes that remain outstanding after the exchange offer is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers. The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer, an issuance of common stock for cash or any issuance of common stock to our VEBA, which may adversely affect the trading price of the convertible notes or the common stock. There can be no assurance that an event that adversely affects the value of the convertible notes, but does not result in an adjustment to the conversion rate, will not occur.

The trading price for the convertible notes that remain outstanding after the exchange offer will be directly affected by the trading price of our common stock.

Because the convertible notes are convertible into shares of our common stock, the trading price of the convertible notes is directly affected by factors affecting the trading price of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our common stock or whether interest rates will rise or fall or whether our credit ratings will improve or decline in the future. The trading price of our common stock will be influenced by several factors, many of which are out of our control, including those described in this offering circular and referred to below as risks related to our business in the documents incorporated by reference into this offering circular.

Risks Related to Our Business

For a discussion of the following risks relating to our business, see Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 incorporated by reference herein:

•	Continued or worsening financial crisis;

•	Further declines in industry sales volume, particularly in the United States or Europe, due to financial crisis, deepening recession, geo-political events, or other factors;

•	Decline in market share;

•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;

•	A further increase in or acceleration of market shift away from sales of trucks or sport utility vehicles, or from sales of other more profitable vehicles in the United States;

•	A return to elevated gasoline prices, as well as the potential for volatile prices or reduced availability;

•	Lower-than-anticipated market acceptance of new or existing products;

•	Fluctuations in foreign currency exchange rates, or commodity prices, and interest rates;

•	Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;

•	Restriction on Use of Tax Attributes from Tax Law “Ownership Change”;

•
Economic distress of suppliers that may require us to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase our costs, affect our liquidity, or cause production disruptions;

•	Single-source supply of components or materials;

•	Labor or other constraints on our ability to restructure our business;

•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;

•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;

•	Inability to implement the Retiree Health Care Settlement Agreement to fund and discharge UAW hourly retiree health care obligations;

•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);

•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;

•	Increased safety, emissions, fuel economy or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;

•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;

•
A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives;

•	Adverse effects on our operations resulting from certain geo-political or other events;

•	Substantial negative Automotive operating-related cash flows for the near- to medium-term affecting our ability to meet our obligations, invest in our business or refinance our debt;

•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including additional secured debt);

•	Failure of financial institutions to fulfill commitments under committed credit facilities;

•	Ford Credit’s need for substantial liquidity to finance its business;

•	Inability of Ford Credit to obtain an industrial bank charter or otherwise obtain competitive funding;

•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, market disruption, or other factors;

•	A prolonged disruption of the debt and securitization markets;

•	Higher-than-expected credit losses;

•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;

•	Collection and servicing problems related to finance receivables and net investment in operating leases;

•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;

•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions; and

•	Inability to implement our plans to further reduce structural costs and increase liquidity.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer.

CAPITALIZATION OF FORD

The following table sets forth our capitalization as of December 31, 2008 on an actual basis and on an as adjusted basis to give effect to this exchange offer. The as adjusted information does not give effect to any of the Transactions other than this exchange offer. You should read the information set forth in the table below in conjunction with “Selected Consolidated Financial and Operating Data” and our audited and unaudited financial statements and the accompanying notes incorporated by reference in this offering circular.

	As of December 31, 2008
	Actual	As Adjusted for this offering (Unaudited) (1)
	(Dollars in millions)
Automotive Sector debt
Debt payable within one year	$1,191	$1,191
Long-term debt	24,655	19,772
Total Automotive Sector debt	25,846	20,963
Financial Services Sector debt	128,842	128,842
Total debt (2)	154,196	149,313
Total stockholders’ equity	(17,311)	(14,448)
Total capitalization	$136,885	$134,865
_________________
(1)
Assumes that all of the outstanding convertible notes are tendered for conversion pursuant to the exchange offer. As of February 27, 2009, there were $4.88 billion aggregate principal amount of convertible notes outstanding and 2,325 million shares of common stock issued and outstanding. If all of the outstanding convertible notes are validly tendered and accepted for conversion in accordance with this exchange offer, there would be an aggregate of approximately 2,856 million shares of common stock outstanding.

(2)
Reflects $492 million of Financial Services Sector debt eliminated in consolidation. Does not reflect the repurchase of approximately $235 million of debt that occurred in January 2009 or the incurrence of $10.1 billion of additional borrowings under our secured revolving credit facility in February 2009.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth selected historical consolidated financial and operating data for the dates and periods indicated are derived from and should be read in conjunction with our audited consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the dates and periods incorporated by reference in this offering circular. Our results for any of these periods are not necessarily indicative of the results to be expected for the year ended December 31, 2009 or for any other future period. Dollar amounts are in millions, except per share amounts.

	Year ended and at December 31
	2008	2007	2006	2005	2004
SUMMARY OF OPERATIONS
Total Company
Sales and revenues	$146,277	$172,455	$160,065	$176,835	$172,255

Income/(Loss) before income taxes	$(14,404)	$(3,746)	$(15,074)	$1,054	$4,087
Provision/(Credit) for income taxes	63	(1,294)	(2,655)	(855)	634
Minority interests in net income of subsidiaries	214	312	210	280	282
Income/(Loss) from continuing operations	(14,681)	(2,764)	(12,629)	1,629	3,171
Income/(Loss) from discontinued operations	9	41	16	62	(133)
Cumulative effects of change in accounting principle	—	—	—	(251)	—
Net income/(loss)	$(14,672)	$(2,723)	$(12,613)	$1,440	$3,038

Automotive Sector
Sales	$129,166	$154,379	$143,249	$153,413	$147,058
Operating income/(loss)	(9,293)	(4,268)	(17,944)	(4,211)	(221)
Income/(Loss) before income taxes	(11,823)	(4,970)	(17,040)	(3,899)	(200)

Financial Services Sector
Revenues	$17,111	$18,076	$16,816	$23,422	$25,197
Income/(Loss) before income taxes	(2,581)	1,224	1,966	4,953	4,287

Total Company Data Per Share of Common and Class B Stock
Basic:
Income/(Loss) from continuing operations	$(6.46)	$(1.40)	$(6.73)	$0.88	$1.74
Income/(Loss) from discontinued operations	—	0.02	0.01	0.04	(0.08)
Cumulative effects of change in accounting principle	—	—	—	(0.14)	—
Net income/(loss)	$(6.46)	$(1.38)	$(6.72)	$0.78	$1.66
Diluted:
Income/(Loss) from continuing operations	$(6.46)	$(1.40)	$(6.73)	$0.86	$1.59
Income/(Loss) from discontinued/held-for-sale operations	—	0.02	0.01	0.03	(0.07)
Cumulative effects of change in accounting principle	—	—	—	(0.12)	—
Net income/(loss)	$(6.46)	$(1.38)	$(6.72)	$0.77	$1.52
Cash dividends	$—	$—	$0.25	$0.40	$0.40

Common Stock price range (NYSE Composite Interday)
High	$8.79	$9.70	$9.48	$14.75	$17.34
Low	1.01	6.65	6.06	7.57	12.61
Average number of shares of Ford common and Class B Stock outstanding (in millions)	2,273	1,979	1,879	1,846	1,830

Pro Forma Information (1)
Pro forma earnings per share	$(5.16)
Pro forma book value per share	$(6.10)

(1)   Adjusted to give effect to this exchange offer assuming that all of the outstanding convertible notes are tendered for conversion pursuant to the exchange offer. As of February 27, 2009, there were $4.88 billion aggregate principal amount of convertible notes outstanding and 2,325 million shares of common stock issued and outstanding. If all of the outstanding convertible notes are validly tendered and accepted for conversion in accordance with this exchange offer, there would be an aggregate of approximately 2,856 million shares of common stock outstanding.

SECTOR BALANCE SHEET DATA AT YEAR-END
Assets
Automotive sector	$73,845	$118,489	$122,634	$113,825	$113,251
Financial Services sector	151,667	169,261	169,691	162,194	189,188
Intersector elimination	(2,535)	(2,023)	(1,467)	(83)	(2,753)
Total assets	$222,977	$285,727	$290,858	$275,936	$299,686

Total Debt
Automotive sector	$25,846	$26,954	$29,796	$17,849	$18,220
Financial Services sector	128,842	141,833	142,036	135,400	144,198
Intersector elimination*	(492)	—	—	—	—
Total debt	$154,196	$168,787	$171,832	$153,249	$162,418

Stockholders’ Equity	$(17,311)	$5,628	$(3,465)	$13,442	$17,437

*
Debt related to our acquisition of Ford Motor Credit Company’s debt securities. See Note 1 of the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for additional detail.

PRICE RANGE OF FORD COMMON STOCK AND FORD’S DIVIDEND POLICY

Our common stock is listed on the New York Stock Exchange under the symbol “F.” The following table sets forth, for the periods indicated, the range of high and low sales prices per share of our common stock as reported on the New York Stock Exchange. No cash dividends were declared on our common stock for the periods indicated.

	High	Low
Year Ended December 31, 2009:
First Quarter (through March 3, 2009)	$2.76	$1.58
Year Ended December 31, 2008:
First Quarter	$6.94	$4.95
Second Quarter	8.79	4.46
Third Quarter	6.33	4.17
Fourth Quarter	5.47	1.01
Year Ended December 31, 2007:
First Quarter	$8.97	$7.43
Second Quarter	9.70	7.67
Third Quarter	9.64	7.49
Fourth Quarter	9.24	6.65

On March 3, 2009 the last sale price for our common stock as reported on the New York Stock Exchange was $1.81 per share. On February 27, 2009, there were approximately 162 thousand holders of record of our common stock.

Our Board of Directors has not declared dividends on our common stock or Class B Stock since the third quarter of 2006. Furthermore, our senior secured credit facility contains a covenant restricting us from paying dividends (other than dividends payable solely in stock) on our common stock and Class B Stock. As a result, it is unlikely that we will pay any dividends on our common stock in the foreseeable future. In any event, the declaration and payment of future dividends by our Board of Directors will be dependent upon our earnings and financial condition, economic and market conditions and other factors deemed relevant by our Board of Directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

TERMS OF THE EXCHANGE OFFER

No Recommendation

NEITHER FORD NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY CONVERTIBLE NOTES OR REFRAIN FROM TENDERING CONVERTIBLE NOTES IN THE EXCHANGE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER CONVERTIBLE NOTES IN THE EXCHANGE OFFER AND, IF SO, THE AMOUNT OF CONVERTIBLE NOTES TO TENDER. PARTICIPATION IN THE EXCHANGE OFFER IS VOLUNTARY, AND YOU SHOULD CAREFULLY CONSIDER WHETHER TO PARTICIPATE. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS OFFERING CIRCULAR IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH IN THE SECTION OF THIS OFFERING CIRCULAR ENTITLED “RISK FACTORS” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

General

We are making the exchange offer for any and all of the outstanding convertible notes. Upon the terms and subject to the conditions set forth in this offering circular and in the letter of transmittal, we will accept for exchange any convertible notes that are properly tendered and are not withdrawn prior to the expiration of the exchange offer.

We will issue shares of our common stock and make the payment of the cash premium and the accrued and unpaid interest in exchange for tendered convertible notes promptly after the expiration date.

This offering circular and the letter of transmittal are being sent to all registered holders of convertible notes. There will be no fixed record date for determining registered holders of convertible notes entitled to participate in the exchange. The convertible notes may be tendered only in integral multiples of $1,000.

Any convertible notes that are accepted for exchange in the exchange offer will be cancelled and retired. Convertible notes tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the exchange offer. If any tendered convertible notes are not accepted for exchange and payment because of an invalid tender, the occurrence of other events set forth in this offering circular or otherwise, all unaccepted convertible notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

Our obligation to accept convertible notes tendered pursuant to the exchange offer is limited by the conditions listed below under “—Conditions of the Exchange Offer.”

Convertible notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture pursuant to which the convertible notes were issued. Holders of convertible notes do not have any appraisal or dissenters’ rights under the indenture or otherwise in connection with the exchange offer.

We shall be deemed to have accepted for exchange properly tendered convertible notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of convertible notes who tender their convertible notes in the exchange offer for the purposes of receiving the exchange offer consideration from us and delivering the exchange offer consideration to the exchanging holders. We expressly reserve the right, subject to applicable law, to amend or terminate the exchange offer, and not to accept for exchange any convertible notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions of the Exchange Offer.”

Exchange Offer Consideration

We are offering to exchange for each $1,000 principal amount of the convertible notes, the following exchange offer consideration:

•	108.6957 shares of our common stock; plus

•	a cash payment of $80.00; and

•	accrued and unpaid interest to, but excluding, the settlement date, which is expected to be approximately $13.34 payable in cash.

The cash component of the exchange offer consideration will be rounded to the nearest whole cent.

Purpose and Background of the Exchange Offer

The exchange offer is being made as part of a plan to decrease our outstanding debt and reduce annual interest expense. See “Summary—Description of the Transactions.” The tendered convertible notes that are accepted will be retired and cancelled.

Source and Amount of Funds

We will use cash on hand to fund the cash premium and the accrued and unpaid interest. The shares of our common stock to be issued in the exchange offer are available from our authorized but unissued shares of common stock.

Conditions of the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be obligated to accept for exchange validly tendered convertible notes pursuant to the exchange offer if the general conditions (as defined below) have not been satisfied with respect to the convertible notes. The exchange offer is not conditioned upon any minimum amount of convertible notes being tendered or on the consummation of any of the Transactions.

For purposes of the foregoing provisions, all of the “general conditions” shall be deemed to have been satisfied on the expiration date unless any of the following conditions shall have occurred and be continuing on or after the date of this offering circular and before the expiration date with respect to the convertible notes:

•
there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets, (ii) a material impairment in the trading market for debt or asset-backed securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (v) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on our or our affiliates business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or (vi) any significant adverse change in the United States securities or financial markets generally, in the domestic automotive market, including any event or development in respect of any major domestic competitor, including with respect to their government-sponsored restructuring, or supplier of ours that, in our judgment, would have a material adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

•
there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the exchange offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•
there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the exchange offer or otherwise adversely affect the exchange offer in any material manner;

•
there exists any other actual or threatened legal impediment to the exchange offer or any other circumstances that would materially adversely affect the transactions contemplated by the exchange offer, or the contemplated benefits of the exchange offer to us or our affiliates;

•
there shall have occurred any development which would, in our judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•
an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer; or

•
the trustee for the convertible notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the exchange offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the exchange offer or in the acceptance of convertible notes.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any convertible notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the exchange offer, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the information and exchange agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

All conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of convertible notes being tendered for exchange.

Procedures for Tendering

The outstanding convertible notes are represented by a global certificate registered in the name of DTC. DTC is the only registered holder of the convertible notes. DTC facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Persons that are not participants beneficially own the convertible notes only through DTC participants.

How to tender if you are a beneficial owner but not a DTC participant.

If you beneficially own convertible notes through an account maintained by a broker, dealer, commercial bank, trust company or other DTC participant and you desire to tender convertible notes, you should contact your DTC participant promptly and instruct it to tender your convertible notes on your behalf.

How to tender if you are a DTC participant.

To participate in the exchange offer, a DTC participant must:

•	comply with the automated tender offer program procedures of DTC described below; or

•
(i) complete and sign and date the letter of transmittal, or a facsimile of the letter of transmittal; (ii) have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and (iii) mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date.

In addition, either:

•	the exchange agent must receive, prior to the expiration date, a properly transmitted agent’s message; or

•
the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such convertible notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below and the letter of transmittal and other documents required by the letter of transmittal.

If a DTC participant chooses to tender by delivery of a letter of transmittal, to be validly tendered the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the back cover of this offering circular and the front cover of the letter of transmittal prior to the expiration date.

The tender by a holder that is not withdrawn prior to our acceptance of the tender will constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions described in this offering circular and in the letter of transmittal.

The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal to us.

Signatures and signature guarantees.

If you are using a letter of transmittal or notice of withdrawal, you must have signatures guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the convertible notes are tendered for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

Tendering through DTC’s ATOP.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s ATOP to tender. DTC participants may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit an acceptance of the exchange offer electronically. DTC participants may do so by causing DTC to transfer the convertible notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a DTC participant in its ATOP that it is tendering convertible notes that are the subject of such book-entry confirmation;

•	such DTC participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	the agreement may be enforced against such DTC participant.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered convertible notes. We reserve the absolute right to reject any and all convertible notes not validly tendered or any convertible notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of convertible notes must be cured within a time period that we will determine. Neither we, the information agent, the exchange agent nor any other person will have any duty to give notification of any defects or irregularities, nor will any of us or them incur any liability for failure to give such notification. Tenders of convertible notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any convertible notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, via the facilities of DTC, as soon as practicable following the expiration date.

Acceptance; Exchange of Convertible Notes

On the expiration date, the exchange agent will tender to us the aggregate principal amount of convertible notes tendered for exchange in the offer whereupon we will deliver to the exchange agent for delivery to tendering holders of the convertible notes (i) the number of shares of our common stock into which the convertible notes tendered are convertible in satisfaction of the shares of our common stock the tendering holders are entitled to receive upon exchange of their convertible notes plus (ii) the cash premium and (iii) accrued and unpaid interest to, but excluding, the settlement date deliverable to tendering holders pursuant to the terms of the exchange offer.

We will issue the common stock, and cause it to be delivered with the cash premium and the accrued and unpaid interest, upon the terms of the exchange offer and applicable law upon exchange of convertible notes validly tendered in the exchange offer promptly after the expiration date and our acceptance of the validly tendered convertible notes. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered convertible notes or defectively tendered convertible notes with respect to which we have waived such defect, when, as and if we give written or oral notice of such acceptance to the exchange agent.

We will pay for convertible notes accepted for exchange by us pursuant to the exchange offer by depositing the cash amounts and our common stock with the exchange agent. The exchange agent will act as your agent for the purpose of receiving cash and our common stock from us and transmitting such cash and common stock to you.

In all cases, issuance of cash and shares of common stock for convertible notes accepted for exchange by us pursuant to the exchange offer will be made promptly after the expiration date and will be credited by the exchange agent to the appropriate account at DTC, subject to receipt by the information and exchange of:

•	timely confirmation of a book-entry transfer of the convertible notes into the exchange agent’s account at DTC, pursuant to the procedures set forth in “—Procedures for Tendering” above;

•	a properly transmitted agent’s message; and

•	any other documents required by the letter of transmittal.

By tendering convertible notes pursuant to the exchange offer, the holder will be deemed to have represented and warranted that such holder has full power and authority to tender, sell, assign and transfer the convertible notes tendered thereby and that when such convertible notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The holder will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the exchange agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the convertible notes tendered thereby.

By tendering convertible notes pursuant to the exchange offer, the holder will be deemed to have agreed that the delivery and surrender of the convertible notes is not effective, and the risk of loss of the convertible notes does not pass to the exchange agent, until receipt by the exchange agent of a properly transmitted agent’s message together with all accompanying evidences of authority and any other required documents in form satisfactory to us.

We may transfer or assign, in whole or from time to time in part, to one or more of our affiliates or any third party the right to purchase all or any of the convertible notes tendered pursuant to the exchange offer, but any such transfer or assignment will not relieve us of our obligations under the exchange offer and will in no way prejudice the rights of tendering holders of convertible notes to receive payment for convertible notes validly tendered and not validly withdrawn and accepted for exchange pursuant to the exchange offer.

Holders of convertible notes tendered and accepted for payment pursuant to the exchange offer will be entitled to accrued and unpaid interest on their convertible notes to, but excluding, the settlement date, payable on the settlement date. Under no circumstances will any additional interest or distributions be payable because of any delay by the exchange agent in the transmission of funds to the holders of purchased convertible notes or otherwise.

Return of Unaccepted Convertible Notes

If any tendered convertible notes are not accepted for payment for any reason pursuant to the terms and conditions of the exchange offer, such convertible notes will be returned without expense to the tendering holder or, in the case of convertible notes tendered by book-entry transfer, such convertible notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such convertible notes, in each case, promptly following the expiration date or the termination of the exchange offer.

Expiration Date; Extensions; Termination; Amendment

The exchange offer will expire at 9:00 a.m., New York City time, on April 3, 2009, unless we have extended the period of time that the exchange offer is open (such date and time, as the same may be extended, the “expiration date”). The expiration date will be at least 20 business days after the beginning of the exchange offer, as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any convertible notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all convertible notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

In addition, we reserve the right to:

•
terminate or amend the exchange offer and not to accept for exchange any convertible notes not previously accepted for exchange upon the occurrence of any of the events specified above under “— Conditions of the Exchange Offer” that have not been waived by us; and

•	amend the terms of the exchange offer in any manner permitted or not prohibited by law.

If we terminate or amend the exchange offer, we will notify the exchange agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will promptly disseminate disclosure regarding the changes to the exchange offer and extend the exchange offer, each if required by law, to ensure that the exchange offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the principal amount of convertible notes sought or the exchange offer consideration, including the number of shares of our common stock or the amount of the cash premium offered in the exchange, we will promptly disseminate disclosure regarding the changes and extend the exchange offer, each if required by law, to ensure that the exchange offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

If, for any reason, acceptance for purchase of, or payment for, validly tendered convertible notes pursuant to the exchange offer is delayed, or we are unable to accept for purchase or to pay for validly tendered convertible notes pursuant to the exchange offer, then the information and exchange may, nevertheless, on our behalf, retain the tendered convertible notes, without prejudice to our rights described herein, but subject to applicable law and Rule 14e-l under the Exchange Act, which requires that we pay the consideration offered or return the convertible notes tendered promptly after the termination or withdrawal of the exchange offer.

Settlement Date

The settlement date in respect of any convertible notes that are validly tendered prior to the expiration date and accepted by us is expected to occur promptly following the expiration date and is anticipated to be April 8, 2009.

Fractional Shares

Fractional shares of our common stock will not be issued in the exchange offer. A holder otherwise entitled to a fractional share of our common stock pursuant to the terms of the exchange offer will receive an amount of cash equal to the fraction of a share multiplied by the closing price per share of our common stock on the last business day immediately preceding the expiration date.

Withdrawal of Tenders

Convertible notes tendered may be validly withdrawn at any time before 9:00 a.m., New York City time, on the expiration date, but not thereafter. If the exchange offer is terminated, the convertible notes tendered pursuant to the exchange offer will be promptly returned to the tendering holders.

For a withdrawal of convertible notes to be effective, the exchange agent  must receive a written or facsimile transmission containing a notice of withdrawal before 9:00 a.m., New York City time, on the expiration date by a properly transmitted “Request Message” through ATOP. Such notice of withdrawal must (i) specify the name of the holder of convertible notes who tendered the convertible notes to be withdrawn, (ii) contain a description of the convertible notes to be withdrawn and the aggregate principal amount represented by such convertible notes, (iii) contain a statement that such holder of convertible notes is withdrawing the election to tender their convertible notes, and (iv) be signed by the holder of such convertible notes in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the convertible notes. Any notice of withdrawal must identify the convertible notes to be withdrawn, including the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. Withdrawal of convertible notes may only be accomplished in accordance with the foregoing procedures.

Convertible notes validly withdrawn may thereafter be re-tendered at any time before 9:00 a.m., New York City time, on the expiration date by following the procedures described under “—Procedures for Tendering.”

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender, in our sole discretion, which determination shall be final and binding. None of the Company, the information agent, the exchange agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Fees and Expenses

Tendering holders of outstanding notes will not be required to pay any expenses of soliciting tenders in the exchange offer. However, if a tendering holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions. We will bear the fees and expenses of soliciting tenders for the exchange offer. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees. We will also pay the information agent and the exchange agent reasonable out-of-pocket expenses and we will indemnify each of the information agent and the exchange agent against certain liabilities and expenses in connection with the exchange offer, including liabilities under the federal securities laws.

Transfer Taxes

We are not aware of any obligation of holders who tender their convertible notes in the exchange offer to pay any transfer taxes. However, if transfer tax would apply to the exchange offer, then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted to us by the tendering holder, the amount of such transfer taxes will be billed directly to the tendering holder.

Future Purchases

Following completion of the exchange offer, we or our affiliates may repurchase additional convertible notes that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of convertible notes that remain outstanding after the exchange offer may be on terms that are more or less favorable than the exchange offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any convertible notes other than pursuant to the exchange offer until 10 business days after the expiration date of the exchange offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Resale of Common Stock Received Pursuant to the Exchange Offer

This exchange offer is being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. Consistent with past interpretations of Section 3(a)(9) by the staff of the SEC, shares of our common stock received in exchange for the convertible notes tendered pursuant to this offer will not be restricted securities for purposes of the Securities Act and will be tradable without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act) because the convertible notes were originally issued in an offering registered with the SEC. Shares of our common stock issued pursuant to this exchange offer to a holder of convertible notes who is deemed to be our affiliate must be sold or transferred by such affiliate in accordance with the requirements of Rule 144 of the Securities Act, and the holding period of convertible notes tendered by such recipients can be tacked to the shares of common stock received in exchange for the convertible notes for the purpose of satisfying the holding period requirements of Rule 144.

Accounting Treatment

We will incur a one-time loss associated with the cash premium paid, offset by a gain related to the extinguishment of the debt for the second quarter of 2009. Assuming all of the outstanding convertible notes are validly tendered and accepted for exchange, the net pre-tax gain is estimated to be $1.7 billion, based on the February 27, 2009 closing trading price of our common stock on the New York Stock Exchange of $2.00. This one-time gain will positively impact our second quarter 2009 earnings per share.

Compliance with Securities Laws

We are making the exchange offer to all holders of outstanding convertible notes. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of convertible notes be accepted from or on behalf of, the holders of convertible notes residing in any such jurisdiction. The exchange offer will not be made in any jurisdiction where the securities, blue sky or other laws require the exchange offer to be made by a licensed broker or dealer.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of our shares of common stock, or the possession, circulation or distribution of this offering circular or any other material relating to us or our shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, our shares of common stock may not be offered or sold, directly or indirectly, and neither this offering circular nor any other offering material or advertisement in connection with our shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This offering circular does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to this exchange offer, the distribution of this offering circular, and the resale of the shares of common stock.

European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer to the public of any shares of our common stock as contemplated by this document may be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any such shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, to the extent those exemptions have been implemented in that Relevant Member State:

(a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of such shares of our common stock shall result in a requirement for the publication by us of a Prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public,” in relation to any shares of our common stock in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the exchange offer and any shares of our common stock to be offered so as to enable an investor to decide to exchange for any shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This offering circular has been prepared on the basis that all offers of such shares of our common stock will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the EEA, from the requirement to produce a Prospectus for offers of such shares of our common stock. Accordingly any person making or intending to make any offer within the EEA of shares of our common stock which are the subject of the placement contemplated in this document should only do so in circumstances in which no obligation arises for us to produce a Prospectus for such offer. We have not authorized, nor do we authorize, the making of any offer of such shares of our common stock through any financial intermediary.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares of our common stock under, the offer contemplated in this offering circular will be deemed to have represented, warranted and agreed to and with us that (a) it is a qualified investor within the meaning of the law of the Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and (b) in the case of any shares of our common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares of our common stock acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive; or (ii) where shares of our common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares of our common stock to it is not treated under the Prospectus Directive as having been made to such persons.

United Kingdom

This offering circular is only being distributed to and directed at (i) persons outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons, “relevant persons”). Shares of our common stock are only available to, and any invitation, offer or agreement to subscribe or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Additional Information

Pursuant to Exchange Act Rule 13e-4 we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the exchange offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the exchange offer and to report the final results of the exchange offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Available Information” and “Documents Incorporated by Reference.”

COMPARISON OF RIGHTS OF HOLDERS OF CONVERTIBLE NOTES AND HOLDERS OF FORD COMMON STOCK

The following is a description of the material differences between the rights of holders of convertible notes and holders of our common stock. This summary may not contain all of the information that is important to you. You should carefully read this entire offering circular, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of convertible notes and a holder of shares of our common stock.

Ranking

In any liquidation or bankruptcy of Ford, our common stock would rank below all claims against us or holders of any of our indebtedness, including the convertible notes. Upon a voluntary or involuntary liquidation or bankruptcy of Ford, all holders of the convertible notes would be entitled to receive payment in full of principal and interest before any holders of our common stock or Class B Stock receive any payments or distributions. Therefore, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of Ford until after our obligations to creditors, including the holders of the convertible notes, have been satisfied in full.

Dividends/Distributions

Our Board of Directors has not declared dividends on our common stock or Class B Stock since the third quarter of 2006. Furthermore, our senior secured credit facility contains a covenant restricting us from paying any dividends (other than dividends payable solely in stock) on our common stock and Class B Stock. As a result, it is unlikely that we will pay any dividends on our common stock in the foreseeable future. In any event, the declaration and payment of future dividends by our Board of Directors will be dependent upon our earnings and financial condition, economic and market conditions and other factors deemed relevant by the Board of Directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

Holders of the convertible notes are entitled to receive interest payments at an annual rate of 4.25% of their principal amount.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “F.”

The convertible notes are not listed on any exchange.

Voting Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of the convertible notes do not have voting rights.

Repurchase

Holders of our common stock do not have the right to require us to repurchase any shares of our common stock.

Holders of convertible notes have the right, on December 20, 2016 and December 15, 2026, to require us to repurchase any outstanding notes, subject to certain additional conditions.

Conversion

Each convertible note is convertible at any time, and from time to time, into fully paid and nonassessable shares of our common stock. The convertible notes are convertible at a conversion price of $9.20 per share, subject to adjustment, which represents the liquidation preference divided by the conversion price.

Our common stock is not convertible into any other security.

DESCRIPTION OF FORD CAPITAL STOCK

This section contains a description of our capital stock. This description includes not only our common stock, but also our Class B stock and preferred stock, certain terms of which affect the common stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our restated certificate of incorporation. See “Available  Information.”

Our authorized capital stock currently consists of 6,000,000,000 shares of common stock, 530,117,376 shares of Class B stock and 30,000,000 shares of preferred stock.

As of February 27, 2009, we had outstanding 2,325 million shares of common stock, 71 million shares of Class B stock and no shares of preferred stock.

Common Stock and Class B Stock

Rights to Dividends and on Liquidation. Each share of common stock and Class B stock is entitled to share equally in dividends (other than dividends declared with respect to any outstanding preferred stock) when and as declared by our Board of Directors, except as stated below under the subheading “Stock Dividends.”

Upon liquidation, subject to the rights of any other class or series of stock having a preference on liquidation, each share of common stock will be entitled to the first $.50 available for distribution to common and Class B stockholders, each share of Class B stock will be entitled to the next $1.00 so available, each share of common stock will be entitled to the next $.50 available and each share of common and Class B stock will be entitled to an equal amount after that. Any outstanding preferred stock would rank senior to the common stock and Class B Stock in respect of liquidation rights and could rank senior to that stock in respect of dividend rights.

Voting – General. All general voting power is vested in the holders of common stock and the holders of Class B stock, voting together without regard to class, except as stated below in the subheading “Voting by Class.” The voting power of the shares of stock is determined as described below. However, we could in the future create series of preferred stock with voting rights equal to or greater than our common stock or Class B stock.

Each holder of common stock is entitled to one vote per share, and each holder of Class B stock is entitled to a number of votes per share derived by a formula contained in our restated certificate of incorporation. As long as at least 60,749,880 shares of Class B stock remain outstanding, the formula will result in holders of Class B stock having 40% of the general voting power and holders of common stock and, if issued, any preferred stock with voting power having 60% of the general voting power.

If the number of outstanding shares of Class B stock falls below 60,749,880, but remains at least 33,749,932, then the formula will result in the general voting power of holders of Class B stock declining to 30% and the general voting power of holders of common stock and, if issued, any preferred stock with voting power increasing to 70%.

If the number of outstanding shares of Class B stock falls below 33,749,932, then each holder of Class B stock will be entitled to only one vote per share.

Based on the number of shares of Class B stock and common stock outstanding as of February 1, 2008, each holder of Class B stock is entitled to 20.031 votes per share. Of the outstanding Class B stock as of February 1, 2008, 52,016,831 shares were held in a voting trust. The trust requires the trustee to vote all the shares in the trust as directed by holders of a plurality of the shares in the trust.

Right of Preferred Stock to Elect a Maximum of Two Directors in Event of Default. It would be customary for any preferred stock that we may issue to provide that if at any time we are delinquent in the payment of six or more dividend periods worth of dividends (whether or not consecutive), the holders of the preferred stock, voting as a class, would be entitled to elect two directors (who would be in addition to the directors elected by the stockholders generally). These voting rights are required to be provided if the preferred stock is listed on the New York Stock Exchange and are provided for in our Series B preferred stock.

Non-Cumulative Voting Rights. Our common stock and Class B stock, as well as any preferred stock with voting power we may issue, do not and will not have cumulative voting rights. This means that the holders who have more than 50% of the votes for the election of directors can elect 100% of the directors if they choose to do so.

Voting by Class. If we want to take any of the following actions, we must obtain the vote of the holders of a majority of the outstanding shares of Class B stock, voting as a class:

•	issue any additional shares of Class B stock (with certain exceptions);

•	reduce the number of outstanding shares of Class B stock other than by holders of Class B stock converting Class B stock into common stock or selling it to the Company;

•	change the capital stock provisions of our restated certificate of incorporation;

•	merge or consolidate with or into another corporation;

•	dispose of all or substantially all of our property and assets;

•	transfer any assets to another corporation and in connection therewith distribute stock or other securities of that corporation to our stockholders; or

•	voluntarily liquidate or dissolve.

Voting Provisions of Delaware Law. In addition to the votes described above, any special requirements of Delaware law must be met. The Delaware General Corporation Law contains provisions on the votes required to amend certificates of incorporation, merge or consolidate, sell, lease or exchange all or substantially all assets, and voluntarily dissolve.

Ownership and Conversion of Class B Stock. In general, only members of the Ford family or their descendants or trusts or corporations in which they have specified interests can own or be registered as record holders of shares of Class B stock, or can enjoy for their own benefit the special rights and powers of Class B stock. A holder of shares of Class B stock can convert those shares into an equal number of shares of common stock for the purpose of selling or disposing of those shares. Shares of Class B stock acquired by the Company or converted into common stock cannot be reissued by the Company.

Preemptive and Other Subscription Rights. Holders of common stock do not have any right to purchase additional shares of common stock if we sell shares to others. If, however, we sell Class B stock or obligations or shares convertible into Class B stock (subject to the limits on who can own Class B stock described above), then holders of Class B stock will have a right to purchase, on a ratable basis and at a price just as favorable, additional shares of Class B stock or those obligations or shares convertible into Class B stock.

In addition, if shares of common stock (or shares or obligations convertible into such stock) are offered to holders of common stock, then we must offer to the holders of Class B stock shares of Class B stock (or shares or obligations convertible into such stock), on a ratable basis, and at the same price per share.

Stock Dividends. If we declare and pay a dividend in our stock, we must pay it in shares of common stock to holders of common stock and in shares of Class B stock to holders of Class B stock.

Ultimate Rights of Holders of Class B Stock. If and when the number of outstanding shares of Class B stock falls below 33,749,932, the Class B stock will become freely transferable and will become substantially equivalent to common stock. At that time, holders of Class B stock will have one vote for each share held, will have no special class vote, will be offered common stock if common stock is offered to holders of common stock, will receive common stock if a stock dividend is declared, and will have the right to convert such shares into an equal number of shares of common stock irrespective of the purpose of conversion.

Miscellaneous; Dilution. If we increase the number of outstanding shares of Class B stock (by, for example, doing a stock split or stock dividend), or if we consolidate or combine all outstanding shares of Class B stock so that the number of outstanding shares is reduced, then the threshold numbers of outstanding Class B stock (that is, 60,749,880 and 33,749,932) that trigger voting power changes will automatically adjust by a proportionate amount.

Preferred Stock

We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our Board of Directors is authorized to fix for any series of preferred stock the number of shares of such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series.

For any series of preferred stock that we may issue, our Board of Directors will determine and the prospectus supplement relating to such series will describe:

•	The designation and number of shares of such series;

•
The rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	Any provisions relating to convertibility or exchangeability of the shares of such series;

•	The rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	The voting powers, if any, of the holders of shares of such series;

•	Any provisions relating to the redemption of the shares of such series;

•	Any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	Any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	Any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our Board of Directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative dividends, if any, thereon will be cumulative.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This disclosure is limited to the U.S. federal tax issues addressed herein.  Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal tax treatment of this exchange offer. This tax disclosure was written in connection with the promotion or marketing by us of the exchange offer, and it cannot be used by any holder for the purpose of avoiding penalties that may be asserted against the holder under the Internal Revenue Code. Holders should seek their own advice based on their particular circumstances from an independent tax advisor.

The following is a discussion of the material U.S. federal income tax considerations related to the exchange of convertible notes pursuant to the exchange offer and of the ownership and disposition of shares of our common stock received upon the exchange.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial authorities and administrative rulings, all as in effect as of the date of this registration statement and all of which are subject to change, possibly with retroactive effect. This summary does not address the U.S. federal income tax consequences to holders that do not hold convertible notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a holder.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	mutual funds;
•	dealers and certain traders in securities, commodities or foreign currencies;
•	U.S. holders, as defined below, who hold convertible notes or common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment;
•	regulated investment companies;
•	real estate investment trusts;
•	U.S. holders whose functional currency is not the U.S. dollar;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

The tax consequences to U.S. holders that hold convertible notes through a partnership or other pass-through entity generally will depend on the status of the U.S. holder and the activities of the partnership. Partners in a partnership or other pass-through entity holding convertible notes should consult their tax advisors.

This summary of material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

This section applies to you only if you are a U.S. holder. As used herein, a “U.S. holder” is a beneficial owner of convertible notes that is, for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Exchange of Convertible Notes for Cash and Common Stock Pursuant to the Exchange Offer

The exchange of convertible notes for common stock and cash pursuant to the exchange offer should be treated as a recapitalization for U.S. federal income tax purposes. If the exchange is treated as a recapitalization, a U.S. holder will not be permitted to recognize any loss realized on the exchange, but will be required to recognize gain, if any, equal to the lesser of (i) the excess, if any, of the amount of cash (other than cash received in respect of accrued and unpaid interest) plus the fair market value of any common stock received over the U.S. holder’s tax basis in the convertible note surrendered and (ii) the amount of any cash received (other than cash in respect of accrued and unpaid interest). Amounts received by a U.S. holder that are attributable to accrued and unpaid interest and that have not previously been included in income will be treated as ordinary interest income for U.S. federal income tax purposes.

Subject to the discussion of market discount in the next paragraph, any gain recognized will be capital gain and will be long-term capital gain if, at the time of the exchange, the U.S. holder’s holding period for the convertible notes surrendered is more than one year. Long-term capital gain of individuals is generally eligible for reduced rates of taxation.

If a U.S. holder acquired a convertible note for an amount that is less than its stated principal amount, the amount of such difference is generally treated as “market discount” for U.S. federal income tax purposes. In general, a U.S. holder that exchanges a convertible note with market discount will be required to treat any gain recognized in the exchange, as described above, as ordinary interest income to the extent of the market discount accrued during the U.S. holder’s holding period for the convertible note, unless the U.S. holder had elected to include the market discount in income as it accrued. Market discount accrues on a ratable basis unless the U.S. holder elects to accrue the market discount using a constant yield method. Any market discount that had accrued on a U.S. holder’s convertible note at the time of the exchange, and that is in excess of the gain recognized on the exchange, generally will be taxable as ordinary income upon the disposition of the common stock received in the exchange.

Taxation of Common Stock Received in the Exchange

Distributions

The amount of any distribution made in respect of common stock received in the exchange will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, a distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as gain from the sale or exchange of such common stock as described below.

Subject to applicable limitations, dividends paid to certain non-corporate U.S. holders in taxable years beginning before January 1, 2011, will be taxed at a maximum rate of 15%. Non-corporate holders should consult their own tax advisors to determine the implications of the rules regarding this favorable rate in their particular circumstances.

Basis and Holding Period

A U.S. holder will have a tax basis in the common stock received equal to such U.S. holder’s adjusted tax basis in the note surrendered (excluding the portion of such tax basis allocable to a fractional share of common stock) decreased by the amount of cash received (other than cash received in respect of accrued and unpaid interest) and increased by any gain recognized in the exchange (other than gain recognized by reason of the receipt of cash in lieu of a fractional share of common stock). A U.S. holder’s holding period for the common stock should include its holding period for the notes surrendered.

Sale or Exchange

Subject to the discussion above on market discount, upon the sale or exchange of shares of our common stock received upon the exchange of a convertible note, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received upon the sale or exchange and the U.S. holder’s tax basis in the shares of common stock. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the shares of common stock is more than one year. Long-term capital gain of individuals is generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to proceeds received upon the exchange of the convertible notes and to proceeds from the disposition of fractional shares of common stock. Information reporting requirements will also apply to payments and proceeds described under “—Taxation of Common Stock Received in the Exchange” above. Backup withholding may also apply to such payments and proceeds if the U.S. holder fails to comply with certain identification requirements. Backup withholding is not an additional tax, but instead will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund if the U.S. holder timely furnishes the required information to the Internal Revenue Service (the “IRS”).

Non-U.S. Holders

This section applies to you only if you are a non-U.S. holder. As used herein, the term “non-U.S. holder” means a beneficial owner of a convertible note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

The term non-U.S. holder does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or
•	a holder for whom income or gain in respect of the convertible notes or our common stock is effectively connected with the conduct of a United States trade or business.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of the transaction.

Exchange of Convertible Notes for Common Stock and Cash Pursuant to the Exchange Offer

A non-U.S. holder that fulfills the certification requirement described below generally will not be subject to U.S. federal income tax on any gain recognized on the exchange of a convertible note pursuant to the exchange (as determined above under “—U.S. Holders—Exchange of Convertible Notes for Cash and Common Stock Pursuant to the Exchange Offer”), unless we are or have been a U.S. real property holding corporation at any time within the five-year period preceding such exchange or the non-U.S. holder’s holding period, whichever period is shorter, and other conditions are met. We believe that we are not, and within the past five years have not been, a U.S. real property holding corporation.

Any cash received that is attributable to accrued and unpaid interest will be treated as a payment of interest to a non-U.S. holder for U.S. federal income tax purposes. Subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to U.S. federal income tax on such interest unless the non-U.S. holder owns, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership.

The certification requirement referred to above will be fulfilled if the beneficial owner of a convertible note (or a financial institution holding the convertible note on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Taxation of Common Stock Received in the Exchange

Distributions

Distributions we make with respect to the common stock received upon an exchange that are treated as dividends, as described above under “—U.S. Holders—Taxation of Common Stock Received in the Exchange—Distributions,” paid to a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30%. Certain non-U.S. holders may be eligible to obtain the benefit of a reduced rate of withholding, as provided in an applicable treaty. In order to obtain such a reduced rate, a non-U.S. holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

Sale or Exchange

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless we are or have been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs. As noted under “—Exchange of Convertible Notes for Cash and Common Stock Pursuant to the Exchange Offer” above, we believe that we are not, and within the past five years have not been, a U.S. real property holding corporation.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding on dividends under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

INTERESTS OF DIRECTORS AND OFFICERS

To our knowledge, none of our directors, executive officers or controlling persons, or any of their affiliates, beneficially own any convertible notes or will be tendering any convertible notes pursuant to the exchange offer. Neither we nor any of our subsidiaries nor, to our knowledge, any of our directors, executive officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the convertible notes during the 60 days prior to the date hereof.

INFORMATION AGENT

Georgeson Inc. has been appointed as the information agent for the exchange offer. We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance, or requests for additional copies of this offering circular or of the letter of transmittal should be directed to the information agent toll-free at (800) 457-0759.

EXCHANGE AGENT

Computershare, Inc. has been appointed as the exchange agent for the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services. All completed letters of transmittal and agent’s messages should be directed to the exchange agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your convertible notes also should be directed to the exchange agent at one of the following telephone numbers or addresses:

By Registered Mail:	By Overnight Courier or Mail:
Computershare, Inc.	Computershare, Inc.
c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	c/o Voluntary Corporate Actions 250 Royall Street Canton, MA 02021

We will bear the fees and expenses relating to the exchange offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone, email or in person by our officers and regular employees and those of our affiliates. We will also pay the information agent and the exchange agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify the information agent and the exchange agent against certain liabilities and expenses in connection with the exchange offer, including liabilities under the federal securities laws.

MISCELLANEOUS

We are not aware of any jurisdiction in the United States in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any such jurisdiction in the United States in which the making of the exchange offer would not be in compliance with applicable law, we will make a reasonable good faith effort to comply with any such law. If, after such reasonable good faith effort, we cannot comply with any such law, the exchange offer will not be made to (nor will surrenders of convertible notes for exchange in connection with the exchange offer be accepted from or on behalf of) the owners of convertible notes residing in such jurisdiction.

No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the accompanying letter of transmittal and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by us, the information agent, the exchange agent or any other person. The statements made in this offering circular are made as of the date on the cover page of this offering circular, and the statements incorporated by reference are made as of the date of the document incorporated by reference. The delivery of this offering circular and the accompanying materials shall not, under any circumstances, create any implication that the information contained herein or incorporated by reference is correct as of a later date.

Recipients of this offering circular and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the exchange offer.

FORD MOTOR COMPANY

Completed letters of transmittal and any other documents required in connection with surrenders of convertible notes for exchange should be directed to the exchange agent as set forth below:

The exchange agent for the exchange offer is:

Computershare, Inc.

By Registered Mail:	By Overnight Courier or Mail:
Computershare, Inc.	Computershare, Inc.
c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	c/o Voluntary Corporate Actions 250 Royall Street Canton, MA 02021

Any requests for assistance in connection with the exchange offer or for additional copies of this offering circular or related materials may be directed to the information agent at the address or telephone numbers set forth below. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The information agent for the exchange offer is:

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers, Please Call (212) 440-9800
 (800) 457-0759